Exhibit 10.1
AMENDED AND RESTATED
TOTAL SYSTEM SERVICES, INC.
DEFERRED COMPENSATION PLAN
AMENDED AND RESTATED AS OF JANUARY 1, 2010
PLAN DOCUMENT

I.	INTRODUCTION
A.	Purpose of Plan. The Employer has adopted the Plan set forth herein for two primary purposes: (a) to provide Eligible Employees with contributions that are precluded under the Employer’s qualified retirement plans as a result of limitations imposed under Code Section 401(a)(17) and 415, and (b) to provide Eligible Employees with an opportunity to defer a portion of their Compensation. In addition, the Employer may, in its discretion, credit additional amounts to a Participant’s deferral Account in the form of Matching Credits.

B.	Status of Plan. To the extent the Plan provides benefits in excess of the limitations of Code Section 415, the Plan is intended to be an “excess benefit plan” within the meaning of Sections 3(36) and 4(6) of ERISA. The Plan also is intended to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” and to satisfy the requirements of a “top hat” plan under Sections 201(2), 301(a)(3), 401(a)(1), and 4021(b)(6) of ERISA. The Plan shall be interpreted and administered to the extent possible in a manner consistent with such intent. This Plan is intended to constitute a nonqualified deferred compensation plan and to meet the requirements of Code Section 409A.

C.	Establishment of Plan. The Plan was established as of January 1, 2008, upon the transfer of certain assets and liabilities of the Synovus Financial Corp./Total System Services, Inc. Deferred Compensation Plan (“Prior Plan”) in connection with the spin-off of the Company from Synovus Financial Corp. All elections under the provisions of the Prior Plan (including deferral, investment and distribution elections and beneficiary designations) shall be recognized as valid elections under this Plan with respect to Accounts transferred from the Prior Plan to this Plan. In addition, any Participant employed by the Employer on December 31, 2007, and any Eligible Employee who transferred from Synovus Financial Corp. or any Affiliate of Synovus Financial Corp. to the Company or any Affiliate of the Company from January 1, 2008 to December 31, 2008, received credit for service under this Plan to the same extent such service was recognized under the provisions of the Prior Plan. The Plan has been amended from time to time and was most recently amended and restated effective as of January 1, 2009. Effective January 1, 2010 (except for certain specific effective dates contained herein), the Plan is amended and restated as set forth in this document.
II.	DEFINITIONS
Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:

A.	“Account” means, for each Participant, the bookkeeping account established for his or her benefit under the Plan.

B.	“Code” means the Internal Revenue Code of 1986, as amended from time to time. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

C.	“Compensation” shall include:
(i)	Salary (and for this purpose salary includes base salary, vacation pay, sick pay, short-term disability pay, lump sum merit payments, signing bonuses, retention bonuses and military differential pay (payment by Employer to a Participant while on military service representing all or a portion of the wages the Participant would have received from Employer if the Participant were in active employment instead of military service));

(ii)	Commissions;

(ii)	Overtime;

(iii)	Performance bonuses (but no other bonuses unless specifically identified in this subsection (C)); and,

(iv)	Cash incentives.
Compensation does not include any other type of compensation not described in clauses (i)-(iv) above. For example, Compensation does not include the following:
(i)	Expense allowances (e.g., auto allowances, expatriate allowances, tuition financial planning and reimbursement of country club dues);

(ii)	Awards, dues and retirement gifts;

(iii)	Fringe benefits (cash and non-cash fringe benefits including imputed life insurance and disability insurance, airplane usage, automobile usage, childcare expenses, adoption assistance, tuition reimbursement, cell phone and other imputed fringe benefits);

(iv)	Moving expenses;

(v)	Deferred compensation — including both contributions (other than contributions under this Plan) and distributions (and for this purpose benefits under an equity compensation arrangement such as stock options, employee stock purchase plans, performance shares, restricted stock awards, dividends on stock awards and restricted stock units are “deferred compensation”); and
(vi)	Welfare benefits. (Long-term disability is considered a welfare benefit and therefore is not included; but see subsection (i) above specifying that sick pay and short-term disability are included. Worker’s compensation payments of any type and severance pay of any type are considered welfare benefits and are not included).
In addition, Compensation shall include Employee Contributions under the TSYS Retirement Savings Plan, salary reduction pre-tax contributions made pursuant to Code Section 132(f) (qualified transportation fringe benefits), salary reduction pre-tax contributions to a Code Section 125 Plan maintained by the Employer and deemed Section 125 compensation (as defined in Revenue Ruling 2002-27). Compensation shall be determined by ignoring any income exclusions under Code Section 3401(a) based on the nature or location of employment.

D.	“Matching Credit” means an amount credited to a Participant’s Account by the Employer in accordance with Section IV.C.

E.	“Effective Date” means January 1, 2010.

F.	“Elective Deferral” means the portion of Compensation which is deferred by a Participant under Section IV.A.

G.	“Eligible Employee” means each individual selected by the Plan Administrator for eligibility from among a select group of management or highly compensated employees of the Employer. Unless otherwise determined by the Plan Administrator, an Eligible Employee must have a position with the Employer equivalent to a group executive or higher.

H.	“Employer” means Total System Services, Inc. and any of its affiliates.

I.	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. Reference to any section or subsection of ERISA includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

J.	“Excess Benefits Credit” means an amount credited to a Participant’s Account by the Employer in accordance with Section IV.B.

K.	“Participant” means any individual who participates in the Plan in accordance with Article III.

L.	“Performance-Based.” An incentive bonus or other payment of Compensation is Performance-Based if the amount of the payment or the entitlement thereto is contingent on the satisfaction of organizational or individual performance criteria relating to a performance period of at least 12 consecutive months. The organizational or individual performance criteria shall be established in writing no later than 90 days after the beginning of the period of service to which the criteria relate, and the outcome must be substantially uncertain at the time the criteria are established. Notwithstanding the above, Performance-Based Compensation may be based on subjective performance criteria, provided that:
(i)	The subjective performance criteria are bona fide and relate to the performance of the Participant, a group of service providers that includes the Participant, or a business unit for which the Participant provides services (which may include the entire organization); and

(ii)	the determination that any subjective performance criteria have been met is not be made by the Participant or a family member of the Participant (as defined in Code Section 267(c)(4) applied as if the family of an individual includes the spouse of any member of the family), or a person under the effective control of the Participant or such a family member, and no amount of the Compensation of the person making such determination is effectively controlled in whole or in part by the Participant or such a family member.
M.	“Plan” means the Amended and Restated Total System Services, Inc. Deferred Compensation Plan as set forth herein and all subsequent amendments hereto. Any election forms approved or prescribed by the Plan Administrator and distributed to Participants shall constitute part of the Plan as it relates to such Participants.

N.	“Plan Administrator” means the Employer, or the person, persons or entity otherwise designated by the Employer to administer the Plan.

O.	“Plan Year” means the calendar year.

P.	“Valuation Date” means each business day in the Plan year and any such other date designated by the Plan Administrator.

Q.	“Vested” means the nonforfeitable right to a portion of the Participant’s Account, determined in accordance with the vesting schedule set forth in Section V.D.
III.	PARTICIPATION
A.	Commencement of Participation. Any individual who is an Eligible Employee and who has elected to defer part of his or her Compensation in accordance with Section IV.A or who has been selected to receive Excess Benefits Credits under Section IV.B shall become a Participant on the date such Elective Deferral election or Excess Benefit Credit is made, as the case may be.

B.	Continued Participation. Subject to Section III.C, an individual who has become a Participant in the Plan shall continue to be a Participant so long as any amount remains credited to his or her Account.

C.	Termination of Participation. The Plan Administrator may terminate an employee’s participation in the Plan prospectively for any reason, effective as of the first day of the Plan Year following such termination of participation, including but not limited to the Plan Administrator’s determination that such termination is necessary in order to maintain the Plan as an “excess plan” or a “top hat” plan within the meaning of ERISA. Vested Amounts credited to a Participant’s Account shall be paid out to such Participant in accordance with the Participant’s election under Article VI.
IV.	DEFERRALS AND CREDITS
A.	Elective Deferrals.
1.	In general. An individual who is an Eligible Employee may elect to defer a designated portion of Compensation to be earned during a Plan Year, by filing an irrevocable written election with the Plan Administrator prior to the first day of the Plan Year in which such Compensation is to be earned, or such earlier day determined by the Plan Administrator. An individual who first becomes an Eligible Employee on or after the first day of any Plan Year may elect to defer a designated portion of his or her Compensation by filing an irrevocable written election with the Plan Administrator on or before the date that is 30 days after the date on which the employee first becomes an Eligible Employee. In the case of the deferral of any Performance-Based Compensation, such election must be made no later than six months before the end of the performance period, provided that in no event may an election to defer Performance-Based Compensation be made after such Compensation has become readily ascertainable within the meaning of Code Section 409A. Notwithstanding the foregoing, in the case of the deferral of Performance-Based Compensation under a Performance-Based Compensation plan or program with a performance period exceeding one year in length, the deferral election must be made no later than halfway through such performance period, provided that the Performance-Based Compensation has not become readily ascertainable within the meaning of Code Section 409A prior to such time.

2.	Nature of Election. Each election under this Section IV for a Plan Year (or, with respect to a new Participant, the balance of a Plan Year) shall be made on a form approved or prescribed by the Plan Administrator and shall apply only to Compensation earned for such Plan Year after the date the election form is completed and filed with the Plan Administrator. The election form shall apply to all Compensation (although the Plan Administrator may, in its discretion, allow for different deferral elections to be made with respect to different types of Compensation) and shall specify the whole percentage or flat dollar amount that is to be deferred. Notwithstanding the foregoing, the Plan Administrator may allow separate election forms to be submitted with respect to Performance-Based Compensation pursuant to Section III.A.1. A Participant may not revoke his or her deferral election but may change his or her deferral election for future years by timely filing a new deferral election for such years..
B.	Excess Benefit Credits. The Employer shall credit the Account of each Participant with the excess of any employer contributions that would have been allocated to the Participant’s account under the TSYS Retirement Savings Plan but for the limitation of Code Sections 401(a)(17) and 415 over the amount actually credited to such account; such credits to be made as of the date or dates that the amounts would have been allocated to the Participant’s account under the Retirement Savings Plan.

C.	Matching Credits. The Employer may, in its discretion, credit to a Participant’s account each Plan Year during which the Participant is selected to participate in the Plan an amount equal to a percentage of all or a portion of the Participant’s Elective Deferral for such Plan Year as a matching contribution. The amount of any such contributions may vary from year to year or among Participants in the discretion of the Employer. In general, unless otherwise determined by the Plan Administrator, such matching contributions shall be made at the same rate as matching contributions under the Retirement Savings Plan, but shall apply only if the sum of the Participant’s base salary and target annual bonus, if any, for the Plan Year is greater than the dollar limitation on benefits and contributions under qualified retirement plans under 401(a)(17) of the Code for the of the relevant Plan Year, and such matching contribution shall apply only with respect to Compensation deferred under the Plan in excess of such limitation. For example, if the 401(a)(17) limit for a given Plan Year is equal to $245,000, the applicable matching rate is 4%, and the sum of the Participant’s base salary and target annual bonus for the Plan Year is equal to $275,000, then, unless otherwise determined by the Plan Administrator, the Employer will match the Participant’s deferral under the Plan, dollar for dollar, for up to $1,200 (which is 4% of the $30,000 overage).
V.	ACCOUNTS
A.	Accounts. The Plan Administrator shall establish an Account for each Participant reflecting Elective Deferrals, Excess Benefit Credits, or Matching Credits made for the Participant’s benefit together with any adjustments hereunder, subject to Sections V.E and IX.A. As of each Valuation Date, the Plan Administrator shall provide the Participant with a statement of his or her Account reflecting the income, gains and losses (realized and unrealized), amounts of deferrals and credits, and distributions of such Account since the prior Valuation Date.

B.	Investments. Each Participant’s Account shall be deemed invested in shares of any open-end registered investment company for which Fidelity Investments or one of its subsidiaries or affiliates (collectively “Fidelity”) serves as investment advisor or for which Fidelity is the principal underwriter, or any other investment option selected by the Plan Administrator. If any Participant or beneficiary makes an investment selection, the Employer (or in the event of the establishment of a trust hereunder, the trustee of such trust as directed by the Employer) may follow such investment selection but shall not be legally bound to do so.
C.	Payments. Each Participant’s Account shall be reduced by the amount of any payment made to or on behalf of the Participant under Article VI as of the date such payment is made.

D.	Vesting. A Participant will at all times be 100% Vested in the portion of his or her Account attributable to Elective Deferrals. A Participant will be Vested in the portion of his or her Account attributable to Excess Benefit Credits and Matching Credits according to the following schedule, based on his or her years of service with the Employer. A Participant’s years of service for this purpose will be determined by the Administrator pursuant to uniform rules based on the time elapsed since the Participant’s commencement of employment with the Employer or its affiliates.

Years of Service	% Vested

less than 2	0
2	100
Prior to the amendment and restatement of the Plan as of the Effective Date, Excess Benefit Credits were subject to a five-year service vesting requirement (with 25% of the potion of the Account attributable to Excess Benefit Credits becoming vested on an annual basis over a period of five years of service with the Employer). Any portion of a Participant’s Account which was unvested as of the Effective Date shall remain subject to such original vesting condition, unless the Participant was employed by the Employer as of the Effective Date, in which case the vesting schedule set forth in this Section V.D. shall apply.

E.	Forfeiture of non-Vested Amounts. To the extent that any amounts credited to a Participant’s Account are not Vested at the time the Account becomes distributable under the Plan, such non-Vested amounts shall be forfeited.

F.	Plan Mergers. From time to time, other non-qualified deferred compensation plans may be merged into the Plan. All Accounts resulting from such merged plans will be 100% Vested as of the date of merger. A list of merged plans, together with any special terms and conditions adopted in connection with the merger, may be attached to the Plan as an Exhibit.

VI.	PAYMENTS
A.	Unforeseeable Financial Emergency. A Participant who believes he or she is suffering an “Unforeseeable Financial Emergency” may apply to the Plan Administrator for a distribution under the Plan in order to alleviate such emergency. An “Unforeseeable Financial Emergency” shall mean a severe financial hardship resulting from an illness or accident of the Participant or a dependent (as defined in Section 152 of the Code without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)), loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Except as otherwise provided herein, the purchase of a home and the payment of college tuition are not unforeseeable emergencies. Whether a Participant or dependent is faced with an unforeseeable emergency for purposes of this Section VI.A is to be determined by the Plan Administrator based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of an unforeseeable emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan. If the Plan Administrator determines, in its sole discretion, that a participant qualified for a distribution due to an Unforeseeable Financial Emergency, the Employer shall be directed to pay to the Participant an amount which it determines is reasonably necessary to satisfy the emergency need, not to exceed the Vested portion of the Participant’s Account balance, and the Employer shall pay such amount to the Participant in a single lump sum cash payment.

B.	Timing of Distribution. Each Participant shall specify as part of his or her deferral election under Section IV.A, the date on which the Elective Deferrals and/or Vested Excess Benefit Credits and/or Matching Credits made on his or her behalf, if any, shall be distributed. The Plan Administrator may, in its discretion, allow for different distribution elections to be made with respect to different types of Compensation. The Participant may elect the timing of the payment of all Vested amounts credited to his or her Account to begin on one of the following options:
1.	the January 1 following a specified date, which must be at least two years after the Plan Year for which the Elective Deferrals, Excess Benefit Credits, or Matching Credits are made, or

2.	within 90 days following the Participant’s “separation from service” due to death, or

3.	on the first day of the seventh month following the Participant’s “separation from service” from the Employer for any reason, except on account of death. In the case of installment payments under Section VI.D that would have otherwise been paid during the first six months following the Participant’s separation from service, the first payment will include a lump sum payment equal to any annual installment that would have been made during such 6 month delay.
For purposes of this Plan, the term “separation from service” shall have the meaning as set forth in Code Section 409A and the final regulations thereunder (without giving effect to any elective provisions that may be available under such definition).

The foregoing election shall be made on a form approved or prescribed by the Plan Administrator. A Participant may irrevocably elect to subsequently postpone such distribution provided that: (i) the subsequent election shall not take effect for at least 12 months after the date on which it is made; (ii) the subsequent election must be made at least 12 months prior to the original payment date; and (iii) the subsequent election shall result in a new payment date that is delayed by at least five (5) years, as measured from the original payment date. Any subsequent election must be in writing, filed in a manner acceptable to the Plan Administrator and comply with such other restrictions, consistent with Code Section 409A, that are imposed generally by the Plan Administrator on such postponements.

If no election is in effect with respect to a portion of a Participant’s Account with respect to the start date of the distribution, then distribution will begin on the first day of the seventh month following the Participant’s termination of employment from the Employer for any reason, except on account of death, or, if earlier, within 90 days following termination of employment due to death.

C.	Beneficiary Designation. A Participant shall designate a beneficiary who shall be entitled to receive any Vested amounts remaining in the Participant’s Account after his or death. Such designation shall be made in writing on a form approved or prescribed by the Plan Administrator or submitted electronically in such form as may be approved or prescribed by the Plan Administrator, and may be changed by the Participant at any time. If there is no such designation or no designated beneficiary survives the Participant, payment shall be made to the Participant’s estate.

D.	Form of Payment.
1.	Each Participant shall specify as part of his or her deferral election under Section IV.B a form of payment of the Elective Deferrals, Excess Benefit Credits, and/or Matching Credits, made on his or her behalf, if any. The Participant may elect the form of payment of all Vested amounts credited to his or her Account from one of the following options:
a)	a single lump sum payment; or

b)	annual installments over a period elected by the Participant up to 10 years, the amount of each installment to equal the balance of his or her Account immediately prior to the installment divided by the number of installments remaining to be paid.
The foregoing election shall be made on a form approved or prescribed by the Plan Administrator. A Participant may irrevocably elect to subsequently change such form of payment provided that: (i) the subsequent election shall not take effect for at least 12 months after the date on which it is made; (ii) the subsequent election must be made at least 12 months prior to the original payment date; and (iii) the subsequent election shall result in a new payment date that is delayed by at least five (5) years, as measured from the original payment date. Any subsequent election must be in writing, filed in a manner acceptable to the Plan Administrator and comply with such other restrictions, consistent with Code Section 409A, that are imposed generally by the Plan Administrator on such postponements.

If no election is in effect with respect to a portion of a Participant’s Account with respect to form of payment, payment will be made in the form of annual installments for a period of 10 years.

Payments under this Plan shall be made in cash. Regardless of the Participant’s election, if the Participant’s Vested Account balance is less than or equal to $10,000, the distribution will be made in a single lump sum payment.
VII.	ADMINISTRATION
A.	Plan Administrator; Interpretation. The Plan Administrator shall oversee the administration of the Plan. The Plan Administrator shall have complete discretionary control and authority to administer all aspects of the Plan, including without limitation the power to appoint agents and counsel, and to determine the rights and benefits and all claims, demands and actions arising out of the provisions of the Plan of any Participant, beneficiary, deceased Participant, or other person having or claiming to have any interest under the Plan, in a manner consistent with Section VII.B. The Plan Administrator shall have the exclusive discretionary power to interpret the Plan and to decide all matters under the Plan. Such interpretation and decision shall be final, conclusive and binding on all Participants and any person claiming under or through any Participant, in the absence of clear and convincing evidence that the Plan Administrator acted arbitrarily and capriciously. Any individual serving as Plan Administrator, or on a committee acting as Plan Administrator, who is a Participant will not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Plan Administrator shall be entitled to rely on information furnished by a Participant, a beneficiary, or any other person or entity. The Plan Administrator shall be deemed to be the plan administrator with responsibility for complying with any reporting and disclosure requirements of ERISA.

B.	Claims Procedure.
1.	In General. If any person believes he or she is being denied any rights or benefits under the Plan, such person may file a claim in writing with the Plan Administrator. If any such claim is wholly or partially denied, the Plan Administrator will notify such person of its decision in writing. Such notification will contain (i) specific reasons for the denial, (ii) specific reference to pertinent plan provisions, (iii) a description of any additional material or information necessary for such person to perfect such claim and an explanation of why such material or information is necessary and (iv) information as to the steps to be taken if the person wishes to submit a request for review. Such notification will be given within 90 days after the claim is received by the Plan Administrator (or within 180 days, if special circumstances require an extension of time for processing the claim, and if written notice of such extension and circumstances is given to such person within the initial 90 day period).

2.	Appeals. Within 60 days after the date on which a person receives a written notice of a denied claim (or, if applicable, within 60 days after the date on which such denial is considered to have occurred) such person (or his or her duly authorized representative) may (i) file a written request with the Plan Administrator for a review of his or her denied claim and of pertinent documents and (ii) submit written issues and comments to the Plan Administrator. The Plan Administrator will notify such person of its decision in writing. Such notification will be written in a manner calculated to be understood by such person and will contain specific reasons for the decision as well as specific references to pertinent plan provisions. The decision on review will be made within 60 days after the request for review is received by the Plan Administrator (or within 120 days, if special circumstances require an extension of time for processing the request, such as an election by the Plan Administrator to hold a hearing, and if written notice of such extension and circumstances is given to such person within the initial 60 day period).
C.	Indemnification of Plan Administrator. The Employer agrees to indemnify and to defend to the fullest extent permitted by law any director, officer or employee of the Employer or any affiliated company who serves as the Plan Administrator or as a member of a committee appointed to serve as Plan Administrator, or who assists the Plan Administrator in carrying out its duties as part of his or her employment (including any such individual who formerly served in any such capacity) against all liabilities, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Employer) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.

VIII.	AMENDMENT AND TERMINATION
A.	Amendments. The Employer shall have the right to amend the Plan from time to time, subject to Section VIII.C, by an instrument in writing which has been executed on the Employer’s behalf by an officer thereof or by vote of its Board of Directors.

B.	Termination of Plan. This Plan is strictly a voluntary undertaking on the part of the Employer and shall not be deemed to constitute a contract between the Employer and any Eligible Employee (or any other employee) or a consideration for, or an inducement or condition of employment for, the performance of the services by any Eligible Employee (or other employee). The Employer reserves the right to terminate the Plan at any time, subject to Section VIII.C, by an instrument in writing which has been executed on said Employer’s behalf by an officer thereof or by vote of its Board of Directors; provided, the Plan may not be terminated before the date on which all amounts credited to all Participant Accounts have been distributed in accordance with Article VI, except as permitted under Code Section 409A and Treas. Reg. Section 1.409A-3(j)(ix).

C.	Existing Rights. No amendment or termination of the Plan shall adversely affect the rights of any Participant with respect to amounts credited to his or her Account that are attributable to Elective Deferrals, Excess Benefit Credits, or Matching Credits credited prior to the date of such amendment or termination. Any termination of the Plan will cause each Participant to be 100% Vested in his or her Account, notwithstanding Section V.D. The limitations described in this Section VIII.C shall not apply to any amendment of the Plan which is reasonably necessary, in the opinion of Employer’s counsel, (i) to preserve the intended income tax consequences of the Plan or (ii) to guard against other material adverse impacts on Participants and beneficiaries, and which, in the opinion of Employer’s counsel, is drafted primarily to preserve such intended consequences, or status, or to guard against such adverse impacts.

D.	Assignment. The rights and obligations of the Employer shall enure to the benefit of and shall be binding upon its successors and assigns.
IX.	MISCELLANEOUS
A.	No Funding. The Plan constitutes a mere promise by the Employer to make benefit payments to such Participants and beneficiaries in the future and Participants and beneficiaries shall have the status of general unsecured creditors of the Employer. Any Accounts established pursuant to the Plan shall remain the property of the Employer until distributed, and nothing in the Plan will otherwise be construed to create a trust or to obligate the Employer or any other person to segregate a fund, purchase an insurance contract, or in any other way currently to fund the future payment of any benefits hereunder, nor will anything herein be construed to give any employee or any other person rights to any specific assets of the Employer or of any other person. The Employer may, in its sole discretion, create a grantor trust to pay its obligations hereunder, but shall have no obligation to do so. In all events, it is the intent of the Employer that the Plan be treated as unfunded for tax purposes and for purposes of Title I of ERISA.
B.	Nonassignability. None of the benefits, payments, proceeds or claims of any Participant or beneficiary shall be subject to any claim of any creditor of any Participant or beneficiary and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor of such Participant or beneficiary, nor shall any Participant or beneficiary have any right to alienate, anticipate, commute, pledge, encumber, sell, transfer or assign any of the benefits or payments or proceeds which he may expect to receive, contingently or otherwise, under the Plan.

C.	Limitation of Participants’ Rights. Participation in the Plan shall not give any Eligible Employee the right to be retained in the employ of the Employer or any right or interest in the Plan other than as herein provided. The Employer reserves the right to dismiss any Eligible Employee without any liability for any claim against the Employer, except to the extent provided herein.

D.	Government Regulations. It is intended that this Plan will comply with all applicable laws and government regulations, and the Employer shall not be obligated to perform an obligation hereunder in any case where, in the opinion of the Employer’s counsel, such performance would result in the violation of any law or regulation.

E.	Governing Law. The Plan shall be construed, administered, and governed in all respects under and by the laws of the State of Georgia. If any provision shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

F.	Headings and Subheadings. Headings and subheadings in this Plan are inserted for convenience only and are not to be considered in the construction of the provisions hereof.
By:/s/Ryland Harrelson
Title: Executive Vice President
Date: June 30, 2010

Exhibit “A”
Merged Plans
[update for subsequent plan mergers]

Plan’s Name	Date of Merger	Terms and Conditions
Vital Processing Services, LLC Deferred Retention Compensation Plan	July 8, 2005	New distribution elections permitted until 7/31/05 for participants who have not separated from service (separated participants Stephen Swope will be paid in a lump sum in August of 2005 and Glen Hunter will be paid in May of 2006). New distribution elections may be made for 1-15 years and on annual or monthly basis; other distribution provisions governed by TSYS Plan. Contribution elections grandfathered (including elections for percentages and specific dollar amounts) so long as compliant with Internal Revenue Code Section 409A.

Vital Processing Services, LLC Long-Term Incentive Plan	July 8, 2005	New distribution elections permitted until 7/31/05 for participants who have not separated from service. New distribution elections may be made for 1-15 years and on annual or monthly basis; other distribution provisions governed by TSYS Plan. Contribution elections grandfathered (including elections for percentages and specific dollar amounts) so long as compliant with Internal Revenue Code Section 409A.